EXHIBIT 99.3


                   AGREEMENT RELATING TO DISPOSITION OF SHARES

                  THIS AGREEMENT is dated as of June 11, 2003, by and between REGENCY CENTERS CORPORATION, a Florida corporation ("Company"), and SECURITY CAPITAL GROUP INCORPORATED, a Maryland corporation ("Security Capital").

                  WHEREAS, Security Capital beneficially owns 34,273,236 shares of the Company's common stock (the "Shares"), constituting approximately 56.6% of the Company's outstanding common stock;

                  WHEREAS, Security Capital and the Company are parties to a Stockholders Agreement dated as of July 10, 1996 entered into by the Company and Security Capital's predecessors in interest, Security Capital U.S. Realty and Security Capital Holdings, S.A., as amended by (i) Amendment No. 1 to Stockholders Agreement dated as of February 10, 1997, (ii) Amendment No. 2 to Stockholders Agreement dated as of December 4, 1997, (iii) Amendment No. 3 to Stockholders Agreement dated as of September 23, 1998, (iv) Amendment No. 4 to Stockholders Agreement dated as of September 2, 1999, (v) letter agreement dated June 14, 2002, and (vi) Amendment to Stockholders Agreement dated as of April 4, 2002 (as so amended, the "Stockholders Agreement");

                  WHEREAS, pursuant to a Registration Rights Agreement dated as of July 10, 1996 (the "Registration Rights Agreement"), the Company has filed a registration statement with the Securities and Exchange Commission for the sale by Security Capital of the Shares from time to time (SEC File No. 333-105408) (the "Registration Statement");

                  WHEREAS, Security Capital wishes to realize the value of its investment in the Shares by disposing of a portion of the Shares in an underwritten public offering pursuant to the Registration Statement (the "Secondary Offering") and a contemporaneous underwritten public offering involving the sale of underwriter debt securities exchangeable for Shares after three years (the "DECS Offering");

                  WHEREAS, Security Capital expects to enter into forward contracts (the "Forward Contracts") with certain of the underwriters (the "Forward Contract Underwriters") covering a portion of the Shares (the "Forward Contract Shares") providing for Security Capital to deliver the Forward Contract Shares to the Forward Contract Underwriters in 2004;

                  WHEREAS, Security Capital expects to cease to have any economic interest in the Forward Contract Shares at the time of closing of the public offerings but will continue to have voting power over the Forward Contract Shares during the term of the Forward Contracts;

                  WHEREAS, the Company wishes to facilitate Security Capital's sale of the Shares and in connection therewith and as a condition to this Agreement is entering into a purchase and sale agreement of even date herewith (the "Purchase and Sale Agreement") to acquire up to $150,000,000 of Shares, subject to adjustment as provided therein;

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows (all capitalized terms not otherwise defined herein shall have the meanings set forth in the Stockholders Agreement):

            1. EXTENSION OF LOCK-UP PERIOD. The Company hereby agrees that the lock-up period referred to in Section 2(c) of the Registration Rights Agreement shall extend for 90 days (as opposed to 60 days) after the filing with the Securities and Exchange Commission of the final prospectus supplement for the Secondary Offering. The Company agrees to use good faith efforts to cause each of its directors and executive officers to enter into lock-up agreements having the same lock-up period.

            2. EVENTS TO OCCUR AT CLOSING OF PUBLIC OFFERINGS. On the later of the date of closing (the "Closing Date") of the Secondary Offering and the DECS Offering (the "Closing"), provided that Security Capital shall not Beneficially Own (as defined in the Stockholders Agreement) Shares constituting more than 15% of the common stock of Regency outstanding, on a fully diluted basis, immediately following the Closing and Regency's purchase of Shares pursuant to the Purchase and Sale Agreement (assuming for this purpose that all Shares subject to the Forward Contracts at Closing are Beneficially Owned by the Forward Contract Underwriters and not by Security Capital), the following shall occur:

                  (a) TERMINATION OF STOCKHOLDERS AGREEMENT. The Stockholders
            Agreement shall terminate on the Closing Date, and neither party shall have any right, claim or obligation thereunder, except for the provisions of Section 7.14 ("Confidentiality"), which shall remain in full force and effect until the six-month anniversary of the Closing Date, at which time such Section 7.14 shall terminate and be of no further force or effect.

                  (b) RESIGNATION OF SECURITY CAPITAL DIRECTOR. Security Capital
            shall cause Joseph E. Parsons a representative on the Company's board of directors nominated by Security Capital pursuant to Section
            2.1 of the Stockholders Agreement, to resign as a director as promptly as practicable following the Closing Date.

                  (c) VOTING OF FORWARD SHARES. From the Closing Date, if there shall be any vote by the holders of the Company's common stock, Security Capital shall vote all of the Forward Contract Shares over which Security Capital has voting power (including but not limited to any Forward Contract Shares that it retains upon any cash settlement of the Forward Contracts), proportionally in accordance with the vote of the other holders of the Company's common stock, except as provided in Section 6 with respect to deleting the Special Shareholder Limit from the Articles.

            3. EVENTS TO OCCUR IF FORWARD CONTRACTS SETTLED IN CASH. If, after the termination of the Stockholders Agreement pursuant to Section 2(a), Security Capital settles Forward Contracts in cash, the Forward Contract Shares that Security Capital retains as a result shall continue to constitute "Registrable Securities" under the Registration Rights Agreement until sold pursuant to the Registration Statement or sold in reliance on Rule 144. In addition, Security Capital agrees to sell Forward Contract Shares within 100 trading days following the consummation of the cash settlement to the extent necessary to cause the number of Shares Beneficially Owned by it (as defined in the Articles) to not exceed the 7% Ownership Limit.


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
            4. LAPSE. The provisions of Section 1 ("Extension of Lock-Up Period"), Section 2 ("Events to Occur at Closing of Public Offerings") and
Section 3 ("Events to Occur if Forward Contracts Settled in Cash") shall cease to have any effect if the Closing Date has not occurred on or prior to September 30, 2003.

            5. AMENDMENT TO STOCKHOLDERS AGREEMENT. If the Closing occurs on or prior to September 30, 2003, but the Stockholders Agreement remains in effect because Security Capital did not dispose of sufficient Shares to reduce its ownership below the requisite threshold set forth in Section 2, the Stockholders Agreement shall be amended on the Closing Date (a) to provide that it terminates on the 15% Termination Date, with the same force and effect as a termination pursuant to Section 2(a), and the definition of 15% Termination Date shall be amended to read in full as follows:

                     " '15% TERMINATION DATE' shall mean the first date,
            if any, on which Investor's Beneficial Ownership of Company Common Stock shall be less than 15% of the outstanding shares of Company Common Stock, on a fully diluted basis."

            6. OWNERSHIP LIMIT. All capitalized terms not otherwise expressly defined above or defined in this Section 6 shall have the meanings given to them in the Company's Articles of Incorporation as presently in effect (the "Articles"). If the Closing occurs on or before September 30, 2003, the Company and Security Capital agree that notwithstanding any provision that may be interpreted to the contrary in the Articles, and subject to the condition set forth in the last sentence of this paragraph, the Special Shareholder Limit shall be eliminated and may not be transferred to any person, Security Capital shall not be entitled to the benefit thereof, and in lieu thereof Security Capital shall be entitled to the Security Capital Shareholder Limit, all as more fully described in ownership limit waiver resolutions adopted by the Board of Directors on the date hereof, a copy of which are attached hereto as EXHIBIT A. If so requested by Regency, Security Capital agrees to vote any Shares over which it has voting power in favor of an amendment to the Articles carrying out the intent of this Section 6. The relinquishment of the Special Shareholder Limit described above will not occur if the closing of the Secondary Offering or the DECS Offering occurs and on such date Security Capital will continue to Beneficially Own (as defined in the Stockholders Agreement) Shares constituting 45% or more of the common stock of Regency outstanding, on a fully diluted basis (assuming for this purpose that all Shares subject to the Forward Contracts at Closing are Beneficially Owned by the Forward Contract Underwriters and not by Security Capital).

            7. SPECIFIC PERFORMANCE. The parties agree that in view of the uniqueness of the arrangements contemplated by this Agreement, the parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement is not performed in accordance with its terms, and therefore, the parties agree that they shall be entitled to specific performance of this Agreement in addition to any other remedy to which the parties may be entitled at law or in equity.

            8. MISCELLANEOUS. This Agreement shall be governed by and construed in accordance with the laws of the state of Florida, without regard to conflict of law principles. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their


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

respective successors, assigns and affiliates. No provision of this Agreement may be waived, modified or amended except in a writing signed by the party against which enforcement is sought. The captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption requiring construction against the party causing its drafting.


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

                                           REGENCY CENTERS CORPORATION

                                           By:    /s/ MARTIN E. STEIN, JR.
                                                  ------------------------
                                           Name:  Martin E. Stein, Jr.
                                           Title: Chairman




                                           SECURITY CAPITAL GROUP INCORPORATED

                                           By:    /s/ PHILIP MINTZ
                                                  --------------------------
                                           Name:  Philip Mintz
                                           Title: Authorized Signatory


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